Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA ELECTS

NEW MEMBER TO BOARD OF DIRECTORS

ST. LOUIS, DECEMBER 21, 2021 – Reinsurance Group of America, Incorporated (NYSE: RGA) a leading global life and health reinsurer, today announced the election of George Nichols III to its Board of Directors. Mr. Nichols will begin his service on January 1, 2022.

“George is an exciting addition to the RGA Board with a distinguished career of executive leadership and professional service in the insurance industry,” said Anna Manning, President and Chief Executive Officer, RGA. “His breadth and depth of expertise in insurance and financial services regulation, distribution, and professional education will serve the Board well as we seek to capitalize on the many growth opportunities in front of us.”

“As an accomplished leader, George is deeply committed to advancing the insurance and financial services industry,” said J. Cliff Eason, Chair of the Board of Directors. “He is a trailblazer, and the RGA Board is fortunate to have his perspective and experience, which will provide tremendous value to our work.”

Mr. Nichols is the current President and CEO of The American College of Financial Services, the nation’s largest nonprofit educational institution devoted to financial education for financial professionals, executive corporate and nonprofit leaders, and consumers. Prior to serving in this role, Mr. Nichols spent 17 years at New York Life holding positions in sales, strategic initiatives, and public policy. While at New York Life, he served as executive vice president in the Office of Governmental Affairs and was named to the company’s Executive Management Committee, a group of senior executives tasked with assisting the CEO in setting company policy.

Prior to joining New York Life, Mr. Nichols was insurance commissioner for the state of Kentucky, leading the regulation of the state’s $10 billion insurance industry. Mr. Nichols was Kentucky’s first Black insurance commissioner as well as the first Black president of the National Association of Insurance Commissioners and the first Black person elected to New York Life’s Executive Management Committee.

Mr. Nichols was named to the list of “Most Influential Blacks in Corporate America” from Savoy in 2012, 2018, and 2021. He also was named to Forbes’ inaugural 2021 edition of “The Culture 50 Champions,” and as one of “The Ten to Watch in 2021” by WealthManagement.com. Mr. Nichols was also the recipient of the inaugural Alonzo Herndon Award from Business Insurance in 2021.

Mr. Nichols received his Associate’s degree from Alice Lloyd College before earning his Bachelor’s degree from Western Kentucky University. He began his career in financial services after receiving his Master’s Degree from the University of Louisville.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.5 trillion of life reinsurance in force and assets of $91.4 billion as of September 30, 2021. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com